MONTHLY REPORT - JUNE 2008

                          Providence Select Fund, LP
               The net asset value of a unit as of June 30, 2008
                was $ 882.54 up 8.9% from $ 810.37 per unit
                               as of May 31, 2008.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period     Year to Date
Net Asset Value (3,501.132 units)at           $  2,837,216.58     3,334,924.08
   May 31, 2008
Addition of 56.509 units on June 1,                      0.00       170,098.36
   2008
Redemption of 269.930 units on June 30,            (13,358.13)     (337,013.66)
   2008
Net Income (Loss)                                  252,677.85       (91,472.48)
                                              ----------------  --------------
Ending Net Asset Value (3,485.996 units)      $  3,076,536.30     3,076,536.30
   on June 30, 2008                            ================  ==============
Net Asset Value per Unit at
June 30, 2008                                 $        882.54


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $  (7,471.95)    327,226.28

      Change in unrealized gain (loss) on open       364,709.07      10,477.06
         contracts

   Interest income                                     2,521.44      25,213.31
                                                   -------------    -----------
Total: Income                                        359,758.56     362,916.65
Expenses:
   Brokerage commissions                              15,274.34      99,693.91
   Operating expenses                                  5,557.14      55,892.18
   Incentive fee                                      66,930.52     158,086.37
   Management fee                                        472.78      46,071.61
   Continuing service fee                              7,399.45      48,750.80
   Organizational & offering expenses                 11,446.48      45,894.26
                                                  --------------   ------------
Total: Expenses                                      107,080.71     454,389.13
                                                  ==============   ============
Net Income (Loss) - June 2008                    $   252,677.85     (91,472.48)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP